Exhibit 2.1

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) dated as of November 28, 2012 executed by Nauni Jo Manty, the Chapter 11 Operating Trustee of Fifty Below Sales & Marketing, Inc., a Minnesota corporation (the “Debtor”), and as the sole equity holder with authority to act on behalf of any and all of its subsidiaries and affiliates (each, an “Affiliate”), including, without limitation, 50 Below Incorporated, a Minnesota corporation, and 50 Below, LLC, a Wyoming limited liability company (collectively, the “Seller”), in favor of Project Viking II Acquisition, Inc. (the “Purchaser”), a wholly-owned subsidiary of ARI Network Services, Inc., as buyer of the retail services division of the Seller (“50 Below RSD”).

WHEREAS, the Seller is the Chapter 11 Operating Trustee in Chapter 11 Proceeding No. 12-50900 (the “Proceeding”) pending in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”);

WHEREAS, on November 9, 2012, the Bankruptcy Court entered an order authorizing the sale of the assets of 50 Below RSD, the terms of which are incorporated herein by reference (the “Sale Order”), and the parties now desire to carry out the transaction contemplated by the Sale Order by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the vesting in the Purchaser of all of the assets and rights of the Seller hereinafter described;

WHEREAS, pursuant to that certain Motion to Approve (1) Bidding Procedures with Respect to the Disposition of the Debtor’s Assets, (2) the Sale of All or Substantially All of the Debtor’s Assets Free and Clear of Liens and Interests and (3) Authorizing Assumption and Assignment of Leases and Executory Contracts, this instrument evidences the sale of all of the assets of 50 Below RSD necessary for the Purchaser to operate 50 Below RSD in the same manner in which the Seller operated 50 Below RSD prior to Effective Time (as defined below); and

WHEREAS, all of the assets of 50 Below RSD necessary to run 50 Below RSD will be assigned by the Seller even though such assets may technically be assets in the name of an Affiliate, and the Seller has the authority to consummate the transfer of any such assets to the Purchaser regardless of which entity technically owns such assets.  Capitalized terms used but not defined herein shall have the meanings given them in the Sale Order.

NOW, THEREFORE, in consideration of valuable consideration to the Seller paid by the Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby conveys, grants, bargains, sells, transfers, sets over, assigns, remises, releases, delivers and confirms unto the Purchaser, its successors and assigns forever, effective as of 10:00 a.m. Central Time on the date hereof (the “Effective Time”), all of the Seller’s right, title and interest in and to all of the assets of 50 Below RSD, including, without limitation, the assets contained on Schedule A, attached hereto, and in that certain Assignment and Assumption and Transition Services Agreement dated as of the date hereof by and between the Seller and the Purchaser (the “Assignment and Assumption Agreement”), free and clear of all liens, claims, encumbrances, liabilities and interests, but excluding the assets contained on Schedule B, attached hereto, and the liabilities contained on Schedule C, attached hereto.  For the avoidance of doubt, the Seller acknowledges and agrees that certain executory contracts (the

“Assigned Contracts”) assigned to the Purchaser pursuant to the Assignment and Assumption Agreement may technically be assets in the name of an Affiliate but which obligations were paid for by the Debtor and were in effect contracts of the Debtor; however, the Assigned Contracts have been assigned to the Purchaser pursuant to the terms and conditions of the Assignment and Assumption Agreement regardless of whether any such Assigned Contract is technically an asset in the name of an Affiliate, or of the bankruptcy estate of the Debtor.

The Purchaser agrees that it is purchasing the assets and shall take possession of the assets in their AS IS, WHERE IS CONDITION WITHOUT ANY WARRANTY OR REPRESENTATION OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR PARTICULAR PURPOSE, and acknowledges that it has previously been given the opportunity to and has conducted such investigations and inspections of the assets as the Purchaser has deemed necessary or appropriate for the purposes of this Bill of Sale.

The Seller hereby covenants that, from time to time after the delivery of this instrument, at the Purchaser’s request and without further consideration, the Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to more effectively convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, all of the assets of 50 Below RSD.

Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all of the terms, covenants and conditions, promises and agreements in this instrument contained herein shall be for the sole and exclusive benefit of the Purchaser and its successors and assigns.

This instrument is executed by, and shall be binding upon, the Seller and the Purchaser and the Seller’s and the Purchaser’s successors and assigns for the uses and purposes above set forth and referred to, effective as of the Effective Time.

This instrument shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Minnesota, without regard to its conflict of law provisions.

This instrument may be executed by facsimile, portable document format (.pdf) or other electronic means.

[Signature on following page.]

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as of the date first set forth above.

SELLER:

By:  /s/ Nauni Jo Manty

Name:  Nauni Jo Manty

Title:  Chapter 11 Operating Trustee of the Debtor,

           and as the Sole Equity Holder with Authority

           on behalf of the Affiliates

LIST OF OMITTED SCHEDULES

[Added for purposes of SEC filing only – not part of executed agreement]

SCHEDULE A:  Purchased Assets

SCHEDULE B:  Excluded Assets

SCHEDULE C:  Excluded Liabilities